Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

Among

PEPCO HOLDINGS, INC.,

EXELON CORPORATION

and

PURPLE ACQUISITION CORP.

Dated as of July 18, 2014

TABLE OF CONTENTS

		Page
ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	2

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1.	The Certificate of Incorporation	3
2.2.	The Bylaws	3

ARTICLE III

Directors and Officers of the Surviving Corporation
3.1.	Directors	3
3.2.	Officers	3

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Shares	4
4.3.	Treatment of Stock Plans	7
4.4.	Adjustments to Prevent Dilution	9

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company	9
5.2.	Representations and Warranties of Parent and Merger Sub	24

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ARTICLE VI

Covenants
6.1.	Interim Operations	28
6.2.	Acquisition Proposals	32
6.3.	Proxy Statement	36
6.4.	Stockholders Meeting	37
6.5.	Filings; Other Actions; Notification	38
6.6.	Access and Reports	41
6.7.	Stock Exchange De-listing	42
6.8.	Publicity	42
6.9.	Employee Benefits	43
6.10.	Expenses	46
6.11.	Indemnification; Directors’ and Officers’ Insurance	46
6.12.	Takeover Statutes	48
6.13.	No Transfer or Encumbrance of Nonvoting Preferred Stock	48
6.14.	Transaction Litigation	48
6.15.	Agreements Concerning Parent and Merger Sub	48

ARTICLE VII

Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	49
7.2.	Conditions to Obligations of Parent and Merger Sub	49
7.3.	Conditions to Obligation of the Company	50

ARTICLE VIII

Termination

8.1.	Termination by Mutual Consent	51
8.2.	Termination by Either Parent or the Company	51
8.3.	Termination by the Company	52
8.4.	Termination by Parent	52
8.5.	Effect of Termination and Abandonment	52

ARTICLE IX

Miscellaneous and General

9.1.	Survival	55
9.2.	Modification or Amendment	56
9.3.	Waiver of Conditions	56

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9.4.	Counterparts	56
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	56
9.6.	Notices	57
9.7.	Entire Agreement	59
9.8.	No Third Party Beneficiaries	59
9.9.	Obligations of Parent and of the Company	60
9.10.	Transfer Taxes	60
9.11.	Definitions	60
9.12.	Severability	60
9.13.	Interpretation; Construction	60
9.14.	Assignment	61

Annex A	Defined Terms	A-1

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Regulatory Commitments
Exhibit C	Form of Certificate of Designation for Nonvoting Preferred Stock

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 18, 2014 (the “Execution Date”), among Pepco Holdings, Inc., a Delaware corporation (the “Company”), Exelon Corporation, a Pennsylvania corporation (“Parent”), and Purple Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”), amends and restates in its entirety that certain Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of April 29, 2014 (the “Original Execution Date”), among the Company, Parent and Merger Sub.

RECITALS

WHEREAS, the parties to the Original Merger Agreement desire to amend and restate the Original Merger Agreement in its entirety on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have authorized the execution hereof, and the board of directors of the Company has adopted a resolution recommending that the plan of merger set forth in this Agreement be adopted by the stockholders of the Company;

WHEREAS, pursuant to a subscription agreement between the Company and Parent entered into on the date hereof (the “Subscription Agreement”), the Company will issue, sell and deliver to Parent, and Parent will subscribe for and purchase from the Company, up to 18,000 new shares of preferred stock, par value $0.01 per share, having the relative rights, preferences, limitations and restrictions as set forth in a certificate of designation substantially in the form of Exhibit C hereto (the “Nonvoting Preferred Stock”), on the terms and subject to the conditions set forth in the Subscription Agreement (as of any date of determination, the purchase price actually paid to the Company for such shares is referred to as the “Nonvoting Preferred Stock Purchase Price”);

WHEREAS, the Parties intend, as set forth in Section 9.13(d), that (a) all references in this Agreement to “the date hereof” or the “the date of this Agreement” shall refer to the Original Execution Date, (b) the date on which the representations and warranties set forth in Article V are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement and (c) each reference to “this Agreement” or “herein” in the representations and warranties set forth in Article V shall refer to “the Original Merger Agreement”, in each of cases (a), (b) and (c), unless expressly indicated otherwise in this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 1700 New York Avenue, N.W. Suite 700, Washington, D.C., at 9:00 a.m. (Eastern Time) on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3. Effective Time. At the Closing, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth in Exhibit A hereto, until thereafter amended as provided therein or by applicable Law.

2.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, consist of the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties (but not including Shares held by the Company in any “rabbi trust” or similar arrangement in respect of any compensation plan or arrangement) and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each Share referred to in clause (i) or clause (ii) being an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive $27.25 per Share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and each non-certificated Share represented by book-entry (a “Book Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each Certificate formerly representing Shares or Book Entry Shares owned by Dissenting Stockholders shall thereafter only represent the right to receive the payment to which reference is made in Section 4.2(f).

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Nonvoting Preferred Stock. Each share of Nonvoting Preferred Stock issued and outstanding at the Effective Time shall remain outstanding following the Effective Time.

4.2. Exchange of Shares.

(a) Paying Agent. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a).

(b) Exchange Procedures. (i) Promptly after the Effective Time (and in any event within two business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate representing Shares (other than holders of Excluded Shares) (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Book Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article IV. In lieu thereof, each holder of record of one or more Book Entry Shares whose Shares were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such Share and the Book Entry Shares of such holder shall forthwith be cancelled.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (i) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any demands for appraisal, threatened demands for appraisal, attempted withdrawals of such demands, and any other instruments that are received by the Company relating to stockholders’ rights of appraisal (any of the foregoing, a “Demand”) and (ii) the opportunity to participate in and control all negotiations and proceedings with respect to any Demand. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any Demand, offer to settle or settle any such Demand.

(g) Withholding Rights. Each of the Company, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company RSUs, Company PSUs and Company Awards (each as defined in Section 4.3) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company, Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be.

4.3. Treatment of Stock Plans.

(a) Company Restricted Stock Units. At the Effective Time, each outstanding Company restricted stock unit that vests based solely on continued service to the Company and its Subsidiaries (a “Company RSU”) under the Stock Plans (as defined in Section 5.1(b)), vested or unvested, shall be cancelled and converted into the right of the holder thereof to receive, as soon as reasonably practicable (but no later than three business days) after the Effective Time (or, to the extent such Company RSU is deferred compensation subject to Section 409A of the Code, at the earliest time permitted under the applicable Stock Plan or Benefit Plan that will not trigger a tax or penalty under Section 409A of the Code, with interest at the U.S. prime rate as shown at the end of the day on Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher (the “Interest Rate”) from the Closing Date through such payment date), an amount in cash equal to the product of (x) the total number of Shares subject to such Company RSU immediately prior to the Effective Time, multiplied by (y) the Per Share Merger Consideration; provided, however, that any Company RSUs granted after the date hereof will only payout on a prorated basis based on the number of days elapsed from the grant date (or, in the case of the annual 2015 grants, January 1, 2015) through the Closing Date relative to 1,095 days (and the remainder of such awards will be cancelled without payment).

(b) Company Performance Stock Units. At the Effective Time, each outstanding Company restricted stock unit that vests, in whole or in part, based on the achievement of performance objectives (a “Company PSU”) under the Stock Plans, vested or unvested, shall be cancelled and converted into the right of the holder thereof to receive, as soon as reasonably practicable (but no later than three business days) after the Effective Time (or, to the extent such Company PSU is deferred compensation subject to Section 409A of the Code, at the earliest time permitted under the applicable Stock Plan or Benefit Plan that will not trigger a tax or penalty under Section 409A of the Code, with interest at the Interest Rate from the Closing Date through such payment date), an amount in cash equal to the product of (x) the total number of Shares subject to such Company PSU immediately prior to the Effective Time, determined (without proration) based on achievement of applicable performance objectives at the greater of (1) actual performance as reasonably determined by the compensation committee of the board of directors of the Company prior to the Effective Time based on performance through a day that is no more than five business days prior to the Effective Time and (2) the target level of 100%, multiplied by (y) the Per Share Merger Consideration; provided, however, that any Company PSUs granted after the date hereof (other than Company PSUs required to be granted pursuant to the terms of an agreement in place as of the Original Execution Date, which will be treated as described above in this Section 4.3(b)) will have performance determined based on the greater of (1) actual performance (determined as described above in this Section 4.3(b)) and (2) the target level of 100%, and will only payout on a prorated basis based on the number of days elapsed from the grant date (or, in the case of the annual 2015 grants, January 1, 2015) through the Closing Date relative to 1,095 days (and the remainder of such awards will be cancelled without payment).

(c) Company Awards. At the Effective Time, each right of any kind, contingent or accrued, vested or unvested, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than Company RSUs and Company PSUs (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (or, to the extent such Company Award is deferred compensation subject to Section 409A of the Code, at the earliest time permitted under the applicable Stock Plan or Benefit Plan that will not trigger a tax or penalty under Section 409A of the Code, with interest at the Interest Rate from the Closing Date through such payment date), an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time determined (without proration) based on achievement of any applicable performance objectives at the greater of (1) actual performance as reasonably determined by the compensation committee of the board of directors of the Company prior to the Effective Time based on performance through a day that is no more than five business days prior to the Effective Time and (2) the target level of 100%, multiplied by (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceeds a specified reference or exercise price, the amount, if any (or zero, if no such excess), by which the Per Share Merger Consideration exceeds such reference or exercise price).

(d) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.3(a) through 4.3(c).

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in (x) the Company Reports filed with or furnished to the Securities and Exchange Commission (the “SEC”) by the Company on or after January 1, 2012 and prior to the date hereof (excluding any disclosures of information, factors or risks contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” or “Quantitative and Qualitative Disclosures About Market Risk,” to the extent they are statements that are predictive, cautionary or forward-looking in nature, and provided that nothing in the Company Reports shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1(a) (Organization, Good Standing and Qualification), 5.1(b) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval and Fairness), 5.1(l) (Takeover Statutes) or 5.1(s) (Brokers and Finders), or (y) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date hereof, and each as so made available is in effect on the date hereof.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iv) “Company Material Adverse Effect” means any change, event, occurrence or effect that, individually or taken together with other changes, events, occurrences or effects, has a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there is or, where applicable, has been a Company Material Adverse Effect:

(A) changes in general economic or political conditions or the securities, credit, commodities or financial markets in general in the United States or the geographic area within which PJM Interconnection, LLC (“PJM”) operates as a regional transmission organization (the “PJM Region”), or the Mid-Atlantic Area Council within the PJM Region;

(B) (i) acts of war or terrorism or (ii) changes, events, circumstances or developments that are weather-related or result from any natural disasters, “acts of God” or other “force majeure” events;

(C) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity or of or by the North American Electric Reliability Corporation (“NERC”) or PJM;

(D) changes, events or developments in the (x) electric generating, transmission or distribution industries or natural gas transmission or distribution industries (including any changes in the operations thereof), (y) engineering or construction industries, or (z) wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor;

(E) changes or developments in wholesale or retail electric power prices;

(F) system-wide changes or developments in electric transmission or distribution systems (other than changes solely affecting the Company or any of its Subsidiaries);

(G) any changes in customer usage patterns or customer selection of third-party suppliers for electricity;

(H) any loss or overtly threatened loss, or adverse change or overtly threatened adverse change, in the relationship of the Company or any of its Subsidiaries with its customers, employees, regulators, financing sources, labor unions or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(I) changes or effects from the entry into, the announcement or pendency of, or the performance of obligations required by this Agreement or consented to or requested by Parent or Merger Sub, including any change resulting from a failure to file rate cases as planned or to receive orders from State Commissions approving rate increases as contemplated by the Company’s financial plans, any change in the Company’s credit ratings and any actions taken by the Company and its Subsidiaries that is expressly permitted or required pursuant to this Agreement or is consented to or requested by Parent to obtain approval from any Governmental Entity for consummation of the Merger (including (i) any actions taken by Parent, the Company or any of their respective Subsidiaries to settle the Rate Cases as permitted by Section 6.5(f), (ii) any actions required to be taken by Parent, the Company or any of their respective Affiliates to obtain any Parent Approval or any Company Approval, (iii) any action by any Governmental Entity that requires Parent or the Company or any of their respective Subsidiaries or Affiliates to accept the commitments and agreements set forth in Exhibit B hereto (the “Regulatory Commitments”), (iv) the issuance, sale and delivery of the Nonvoting Preferred Stock to Parent pursuant to the Subscription Agreement and (v) any agreements consented to by Parent to obtain the Regulatory Approvals, including to implement the Regulatory Commitments);

(J) changes in GAAP or interpretation thereof after the date hereof;

(K) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of this Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, occurrence, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(L) changes that arise out of or relate to the identity of Parent or any of its Affiliates as the acquirer of the Company;

(M) a decline in the price or trading volume of the Company common stock on the New York Stock Exchange (the “NYSE”) on or after the date of this Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, occurrence, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; and

(N) changes that result from any shutdown or suspension of operations at the power plants from which the Company obtains electricity or facilities from which the Company obtains natural gas;

provided, further, however, that matters, changes, events, occurrences, effects or developments set forth in clauses (A), (B), (C), (D), (E), (F), and (G), above may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such matters, changes, events, occurrences, effects or developments have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such matters, changes, events, occurrences, effects or developments.

(b) Capital Structure. The authorized capital stock of the Company consists of 400,000,000 Shares, of which 251,025,051 Shares were outstanding as of the close of business on April 28, 2014 and 40,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding as of the close of business on April 28, 2014, of which 9,000 shares of Nonvoting Preferred Stock are to be authorized, issued and outstanding pursuant to the Subscription Agreement on the Initial Closing Date (as such term is defined in the Subscription Agreement). All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. When issued pursuant to the Subscription Agreement, the shares of Nonvoting Preferred Stock issued to Parent will be validly issued, fully paid and nonassessable. As of April 28, 2014, other than 774,201 Shares reserved for issuance in respect of Company RSUs, 2,468,233 Shares reserved for issuance in respect of Company PSUs, and 5,725,564 Shares reserved for issuance under the Direct Stock Purchase and Dividend Reinvestment Plan, and 20,143,400 Shares reserved for issuance in respect of Company Awards under the Pepco Holdings, Inc. Long-Term Incentive Plan, the Pepco Holdings, Inc. 2012 Long-Term Incentive Plan, the Pepco Holdings, Inc. Non-Management Directors Compensation Plan, and the Pepco Holdings, Inc. Retirement Savings Plan (collectively, the “Stock Plans”), the Company has no Shares reserved for issuance. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, a wholly-owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary are owned by the Company (or a wholly-owned Subsidiary of the Company).

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously determined that the Merger is in the best interests of the Company and its stockholders, approved and declared advisable this Agreement and the Merger and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisors, Lazard Frères & Co. LLC and Morgan Stanley & Co. LLC, to the effect that the Per Share Merger Consideration to be received by the holders of Shares in the Merger is fair from a financial point of view, as of the date of such opinions, to such holders. It is agreed and understood that such opinions are for the benefit of the Company’s board of directors and may not be relied on by Parent or Merger Sub. The board of directors of the Company has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

The representations and warranties set forth in this Section 5.1(c) shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to the Amended and Restated Agreement as of the Execution Date.

(d) Governmental Filings and Approvals; No Violations; Certain Contracts.

(i) Other than the filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the Exchange Act, (D) under stock exchange rules, (E) with the Federal Energy Regulatory Commission (the “FERC”) under the Federal Power Act (the “FERC Approval”), (F) with the Federal Communications Commission (the “FCC”) (the “FCC Approval”), (G) with the Delaware Public Service Commission, the District of Columbia Public Service Commission, the Maryland Public Service Commission, the New Jersey Board of Public Utilities, the Virginia State Corporation Commission (collectively, the “State Commissions”) under applicable state Laws (the “State Approvals”) and (H) the filings, approvals and/or notices listed in Section 5.1(d)(i) of the Company Disclosure Letter (together with the other approvals referred to in clauses (B) through (G) of this Section 5.1(d)(i), the “Company Approvals”), no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), NERC or PJM, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger, except those, the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) not otherwise terminable by the other party thereto on 90 days’ or less notice without penalty, binding upon the Company or any of its Subsidiaries or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) of this Section 5.1(d)(i), for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since December 31, 2011 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of (loss) income, comprehensive (loss) income, cash flows and equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the financial position, results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) applied consistently during the periods presented, except as may be noted therein.

(iv) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. Except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (B) the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f) Absence of Certain Changes. Since December 31, 2013, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(i) any change, event, occurrence or effect in the financial condition, business or results of operations that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect;

(iii) other than regular quarterly dividends on Shares, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any other wholly-owned Subsidiary of the Company);

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; or

(v) any action taken that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in clauses (v), (vii), (viii) or (xiv) of Section 6.1.

(g) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, has or are reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, settlement, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries which, individually or in the aggregate, has or is reasonably likely to have a Company Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, (B) incurred in the ordinary course of business since December 31, 2013, (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, or (D) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Letter.

(h) Employee Benefits.

(i) All material benefit and compensation plans, contracts (including employment and consulting contracts), policies or arrangements covering current or former employees, directors or other individual service providers of the Company and its Subsidiaries that are maintained, sponsored or administered by the Company or its Subsidiaries, under which the Company or its Subsidiaries is subject to continuing financial obligations or with respect to which the Company or its Subsidiaries could reasonably be expected to incur any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, pension, retirement, bonus, health and welfare, stock option, stock purchase, stock appreciation rights, stock based, and incentive plans (whether or not material, the “Benefit Plans”) are listed on Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter and, as applicable, the most recent actuarial valuation and audit reports, and the IRS determination letter currently in effect have been made available to Parent.

(ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) have been established, maintained, funded and administered and are in compliance with their terms, the terms of any applicable collective bargaining agreement, ERISA, the Code and other applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Benefit Plan is a Multiemployer Plan. Each Benefit Plan (other than any Multiemployer Plan) which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such favorable determination or opinion letter under Section 401(b) of the Code. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other Person has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(iii) Neither the Company nor any of its Subsidiaries has or is reasonably expected to incur any liability under Subtitle C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or

Section 414 of the Code (an “ERISA Affiliate”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) that has not been satisfied, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(iv) There are no pending or, to the Knowledge of the Company threatened, claims, audits, investigations, proceedings or litigation relating to the Benefit Plans, other than routine claims for benefits, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than pursuant to an existing collective bargaining or similar agreement between the Company and any labor union, neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan.

(v) Neither the execution of this Agreement, the approval of the Merger by the stockholders of the Company nor the consummation of the Merger will (A) entitle any Designated Officer to severance pay or any material increase in severance pay upon any termination of employment after the date hereof (other than severance pay required by any Law) or (B) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans.

(vi) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Merger, by any employee, director or other individual service provider of the Company or its Subsidiaries under any Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code, except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

The term “Designated Officer” when used in this Agreement shall mean an “officer” of the Company for purposes of Rule 16a-1(f) under the Exchange Act. Section 5.1(h) of the Company Disclosure Letter contains a correct and complete list of the Designated Officers as of the date of this Agreement.

(i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity, NERC or PJM with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews, the outcome of which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity, NERC or PJM (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(j) Company Material Contracts. Except as has not had (since December 31, 2013) or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Contract that would be required to be filed by the Company as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act, except for any such Contract that is a Benefit Plan or would be a Benefit Plan but for the word “material” in the definition thereof) (each such Contract a “Company Material Contract”), (ii) as of the date hereof, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (iii) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and, to the Knowledge of the Company, is in full force and effect unless terminated in accordance with its terms.

(k) Real Property. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have either good title, in fee or valid leasehold, easement or other rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto, necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted free and clear of any Liens.

(l) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or any anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, the Shares or the Merger.

(m) Environmental Matters. Except for such matters that, individually or in the aggregate, have not had a Company Material Adverse Effect: (A) the Company and its Subsidiaries are and since the Applicable Date have been in compliance with applicable Environmental Laws; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of, or liability under, any applicable Environmental Law during the past two years which has not been fully resolved without future obligation; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any judicial actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any Subsidiary with, or liability under, any Environmental Law; and (E) neither the Company nor any Subsidiary has any obligation or liability for the disposal, handling or release of, contamination by, or exposure of any Person to, any Hazardous Substance in violation of any Environmental Laws in the case of (A) or (B) that has given rise to liabilities under any Environmental Laws.

Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(m) constitute the sole representations and warranties of the Company relating to any Environmental Law.

As used herein, the term “Environmental Law” means any applicable Law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity concerning (A) pollution or the protection of the environment (including air, water, soil and natural resources), (B) the use, storage, handling, release or disposal of, or exposure to, Hazardous Substances or (C) public or worker health and safety as it relates to Hazardous Substance exposure, in each case in effect on or prior to Closing.

As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, a pollutant, or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

(n) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, complete and accurate; (B) have paid all Taxes that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, (C) have adequate accruals and reserves, in accordance with GAAP, on the Company Reports for all Taxes payable by the Company and each of its Subsidiaries for all taxable periods and portions thereof through the date of such Company Reports; (D) have not, since the date of the Company Reports, incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice (unless adequate accruals and reserves, in accordance with GAAP, have been established on the Company Reports in advance of, and with respect, to the incurrence of such liability); and (E) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

(ii) As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes or Tax matters to which the Company is a party.

(iii) Neither the Company nor any of its Subsidiaries is obligated by any written contract, agreement or other agreement to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes. Neither the Company, nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor for any Tax of any person other than the Company and its Subsidiaries.

(iv) Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(n) constitute the sole representations and warranties of the Company relating to any Tax, Tax Return or Tax matter.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters. As of the date of this Agreement: (i) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization (a “CBA”), nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization and (ii) there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walk-out, work stoppage or lockout involving the Company or any of its Subsidiaries, except in either case of clause (i) or (ii) as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(p) Intellectual Property. (i) To the Knowledge of the Company, (A) the Company and its Subsidiaries have sufficient rights to use all material Intellectual Property used in its business as presently conducted, and (B) no person is violating any material Intellectual Property owned by the Company except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) For purposes of this Agreement, the following term has the following meaning:

“Intellectual Property” means any intellectual property, including trademarks, service marks, Internet domain names, logos, trade dress, trade names, and all goodwill associated therewith and symbolized thereby, inventions, discoveries, patents, processes, technologies, confidential information, trade secrets, know-how, copyrights and copyrightable works, software, databases and related items.

(q) Insurance. All material fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid as of the date of this Agreement, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(r) Regulatory Matters.

(i) The Company is not subject to regulation as an “electric utility” or a “gas utility”, a “public utility” or “utility” under applicable state Law. Each of Atlantic City Electric Company, Delmarva Power & Light Company and Potomac Electric Power Company is a “public utility” under and as defined in the Federal Power Act and as such each is subject to regulation thereunder. Atlantic City Electric Company is also regulated as a “public utility” under New Jersey state Law; Delmarva Power & Light Company is also regulated as a “public utility” under Delaware state Law and Virginia state Law and as an “electric company” under Maryland state Law; and Potomac Electric Power Company is also regulated as a “public utility” under the Laws of the District of Columbia, and as an “electric company” under Maryland state Law, and as a “public utility” under Virginia state Law. Pepco Energy Services is licensed as a retail electricity supplier in the jurisdictions set forth on Section 5.1(r) of the Company Disclosure Letter and is subject to the regulations generally applicable to retail electricity suppliers operating in those jurisdictions. Except for regulation of the Company and its Subsidiaries as set forth in this Section, neither the Company nor any of its Subsidiaries is subject to regulation as a public utility or public service company (or similar designation) by the FERC, any state in the United States or in any foreign nation.

(ii) Except for the Rate Cases, neither the Company nor any of its Subsidiaries (A) has rates which have been or are being collected subject to refund, pending final resolution of any proceedings pending before a Governmental Entity or on appeal to the courts, or (B) is a party (solely with respect to the business of the Company and its Subsidiaries) to any proceeding before a Governmental Entity or on appeal from orders of a Governmental Entity, in each case which individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

(s) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger other than Lazard Frères & Co. LLC and Morgan Stanley & Co. LLC.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in any forms, statements, certifications, reports or documents filed with or furnished to the SEC by Parent prior to the date hereof, or the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The representations and warranties set forth in this Section 5.2(a) shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to the Amended and Restated Agreement as of the Execution Date.

(c) Governmental Filings and Approvals; No Violations; Etc.

(i) Other than the filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, (C) under the Exchange Act, (D) under stock exchange rules, (E) with the FERC under the Federal Power Act (the “Parent FERC Approval”) and (F) the State Approvals (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those, the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Parent and its subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation, certificate of formation or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon

Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub by or before any Governmental Entity that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

The term “Knowledge” when used in this Agreement with respect to Parent shall mean the actual knowledge of the Chief Executive Officer, Chief Financial Officer and General Counsel.

(e) Available Funds. Parent and Merger Sub will have available to them on or before the Effective Time all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement, including amounts payable under Section 4.3. Parent currently has available to it all funds necessary for the payment to the Company of the aggregate consideration payable for the Nonvoting Preferred Stock to be issued, sold and delivered by the Company to Parent on the date hereof pursuant to the Subscription Agreement.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Regulatory Matters. Each of Parent’s Subsidiaries that engages in the sale of electricity at wholesale (other than any such Subsidiaries that own one or more facilities that constitute a “qualifying facility” as such term is defined under the Public Utility Regulatory Policies Act of 1978 and the rules and regulations of FERC that are entitled to exemption from regulation under Section 205 of the Federal Power Act) is regulated as a “public utility” under the Federal Power Act and has market-based rate authorization to make such sales at market-based rates. Each of Parent’s Subsidiaries that directly owns generating facilities and operates their power generation facilities is in compliance with all applicable standards of NERC, other than non-compliance that would not reasonably be expected to prevent, materially delay or impair Parent from consummating the Merger and the other transactions contemplated by the Agreement or have, individually or in the aggregate, a material impact on Parent. There are no pending, or to the Knowledge of Parent, threatened, judicial or administrative proceedings (i) that would reasonably be expected to interfere with Parent’s timely receipt of the Regulatory Approvals or (ii) that would revoke a Parent’s Subsidiary’s market-based rate authorization.

(h) Foreign Ownership, Control or Influence. Each officer and manager of Parent is a U.S. citizen, and to the Knowledge of Parent, none of the holders owning 5% or more of Parent’s equity interests is, or is controlled by, a foreign Person or entity.

(i) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(j) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned)), and except as otherwise expressly permitted by this Agreement or as required by a Governmental Entity or applicable Laws, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary course and, to the extent consistent with the foregoing, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations substantially intact, maintain satisfactory relationships with Governmental Entities, NERC, PJM, customers and suppliers having significant business dealings with them and keep available the services of their key employees; provided, however, that no action taken by the Company or its Subsidiaries with respect to matters specifically addressed by clauses (i)-(xx) of this Section 6.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. In furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as is required by applicable Law or any Governmental Entity or (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries, except for any such transactions among wholly-owned Subsidiaries of the Company;

(iii) acquire (including by merger, consolidation or acquisition of equity interests or assets or any other business combination) (A) any other Person or any organization or division of any other Person or (B) any assets outside of the ordinary course of business, other than acquisitions (1) pursuant to Contracts in effect as of the date of this Agreement (copies of which have been made available to Parent), (2) made in connection with any transaction solely between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company or (3) that would be permissible under clause (ix) below;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (other than (A) the issuance of Shares upon the vesting, exercise or settlement of Company RSUs, Company PSUs, and Company Awards (and dividend equivalents thereon, if applicable) or (B) the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than among the Company and any direct or indirect wholly-owned Subsidiary of the Company or among the Company’s wholly-owned subsidiaries) in excess of $10,000,000 in the aggregate other than loans, advances, capital contributions or investments made in the ordinary course of business;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) regular quarterly dividends paid to holders of Shares in an amount and on a schedule consistent with the Company’s past practices and not in excess of $0.27 per Share per quarter, (B) a “stub period” dividend to stockholders of record as of immediately prior to the Effective Time equal to the product of (x) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time through and including immediately prior to the Effective Time and (y) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by ninety-one (91), and (C) dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vii) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the retention or acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the vesting, exercise or settlement of Company RSUs, Company PSUs, and Company Awards (and dividend equivalents thereon, if applicable));

(viii) incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than of a wholly-owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than (A) in the ordinary course of business (including to fund expenditures permissible under clauses (iii), (v) and (ix) of this Section 6.1(a)) or (B) other indebtedness in an aggregate principal amount not to exceed $50,000,000 outstanding at any time;

(ix) except for expenditures related to operational emergencies, equipment failures or outages make or authorize any capital expenditure in excess of $100,000,000 in the aggregate during any calendar year;

(x) make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;

(xi) other than with respect to Rate Cases and the regulatory approval process, which are addressed in Section 6.5 and Transaction Litigation, which is addressed in Section 6.14, settle, release, waive or compromise any litigation claim, or other pending or threatened proceedings by or before a Governmental Entity if such settlement, release, waiver or compromise (A) with respect to the payment of monetary damages, involves the payment by the Company or any of its Subsidiaries of monetary damages that together with all other settlements, releases, waivers or compromises by the Company or any of its Subsidiaries exceed $50,000,000 individually or in the aggregate during any calendar year, net of any amount covered by insurance or third-party indemnification or (B) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would or would be reasonably likely to have a material effect on the continuing operations of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries after the Closing;

(xii) other than with respect to the Rate Cases, initiate, file or pursue any rate cases, or make any public announcement regarding an intent to file any rate cases;

(xiii) fail to make any regulatory filings required by Law, other than those regulatory filings that are otherwise addressed by this Agreement, except to the extent such failure would not have a material adverse effect on the continuing operations of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries after the Closing;

(xiv) make, revoke or amend any material Tax election, enter into any closing agreement, settlement or compromise of any claim or assessment with respect to any material Tax liability (unless such closing agreement, settlement or compromise is not materially greater than the reserves established in accordance with GAAP in respect of the claim or assessment that is the subject of such closing agreement, settlement or compromise), amend any material Tax Return, surrender a claim for a material refund of Taxes or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material amount of assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, other than sales and dispositions of inventory, supplies and other assets (A) in the ordinary course of business or (B) pursuant to Contracts in effect prior to the date of this Agreement (copies of which have been made available to Parent);

(xvi) except as required pursuant to Contracts or Benefit Plans in effect prior to the date of this Agreement (including the Company Change in Control Severance Plan), (A) grant any equity awards, or grant or provide any material severance or material termination payments or benefits to any executive employee of the Company or its Subsidiaries who have individual employment agreements with severance or termination provisions or who participate in the Change of Control Severance Plan (“Executive Employees”), (B) accelerate or materially increase the compensation or employee benefits of any Executive Employee, except for annual merit-based or promotion-based pay increases in the ordinary course of business, (C) establish, adopt, terminate or materially amend any Benefit Plan (other than routine changes to welfare plans or any changes to Benefit Plans that would not result in more than a de minimis increase to the Company’s costs under such Benefit Plans), including any severance benefit plan or (D) accelerate or materially increase the compensation of other employees of the Company or its Subsidiaries, except for (1) merit-based or promotion-based pay increases in the ordinary course of business, (2) acceleration or increases required by any CBA, or (3) any acceleration or increase done after consultation with Parent;

(xvii) enter into any Company Material Contract that contains a change of control or similar provision that would require a payment to any Person counterparty thereto in connection with the consummation of the Merger that would not otherwise be due;

(xviii) grant or incur any new Lien material to the Company and its Subsidiaries, other than (A) pledges or deposits by the Company or any of its Subsidiaries in the ordinary course of business under workmen’s compensation Laws, unemployment insurance Laws or similar Laws; (B) good faith deposits in connection with Contracts (other than for the payment of indebtedness) to which the Company or one of its Subsidiaries is a party, or (C) in connection with securing indebtedness permitted to be incurred under the terms of this Agreement by granting or incurring Liens on the assets of the utility Subsidiaries of the Company, in each case, in the ordinary course of business; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries, nor any of its or their respective directors, officers or employees, shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors and representatives not to (such investment bankers, attorneys, accountants and other advisors and representatives, collectively, “Representatives”), directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, or that could reasonably be expected to lead to, any Acquisition Proposal;

(iii) facilitate knowingly any effort or attempt to make an Acquisition Proposal;

(iv) grant any waiver, amendment or release under any standstill agreement, or otherwise fail to enforce any standstill agreement (other than in each case, the right to waive or fail to enforce any prohibition on requests for amendments to any standstill agreement (or other similar “don’t ask, don’t waive” provisions) with any Person who, or any of whose Affiliates, did not submit an Acquisition Proposal between April 1, 2014 and the date of this Agreement); provided, however, that the Company shall not be prohibited from taking (or, in the case of enforcement, shall not be required to take) any such action if the board of directors of the Company shall have determined in good faith, after consultation with outside legal counsel, that failing to take such action (or in the case of enforcement, taking such action) would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law;

(v) execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”); or

(vi) resolve or agree to do any of the foregoing.

(b) Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if prior to providing such information the Company receives from the Person so requesting such information an executed confidentiality agreement on terms that are not less restrictive to the other party than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal (an “Acceptable Confidentiality Agreement”); and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously disclosed or provided; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(d), make a Change of Recommendation or approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) with respect to such Acquisition Proposal; if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each case referred to in clause (A) and (B), the board of directors of the Company shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(c) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company and/or any of its Significant Subsidiaries or (ii) any

direct or indirect acquisition by any Person or “group” (as defined in the Exchange Act) resulting in, or proposal or offer, which if consummated would result in, any Person or “group” (as defined in the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company, or assets representing 15% or more of the net revenues, net income or consolidated total assets (measured by fair market value) of the Company and its Subsidiaries, taken as a whole (including equity securities of its Subsidiaries), in each case other than the Merger.

“Superior Proposal” means a bona fide Acquisition Proposal (for purposes of this definition, replacing all references in the definition of “Acquisition Proposal” to 15% with 75%), that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, and regulatory aspects of the Acquisition Proposal, and the Person making the Acquisition Proposal, and, if consummated would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any proposed revisions to the terms of the transactions contemplated by Section 6.2(d) of this Agreement).

(d) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee of the board of directors shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (B) fail to include the Company Recommendation in the Proxy Statement, (C) approve, recommend or otherwise declare advisable or propose or resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal, or (D) fail to publicly reaffirm the Company Recommendation within ten business days after Parent so requests in writing (provided, that Parent shall be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and once for each material amendment to such Acquisition Proposal) (any action described in clauses (A) and (D) a “Change of Recommendation”); or

(ii) Except as expressly permitted by, and after compliance with this Section 6.2(d), cause or permit the Company to enter into any Alternative Acquisition Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company (x) may make a Change of Recommendation and in connection therewith, approve, recommend or otherwise declare advisable, and enter into an

Alternative Acquisition Agreement in connection with a Superior Proposal made after the date of this Agreement (if such Superior Proposal did not result from a material breach of Section 6.2(a) and such Superior Proposal is not withdrawn) or (y) may make a Change of Recommendation as a result of the occurrence of an Intervening Event, if, the board of directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the board of directors of the Company shall not (i) in the case of clause (x) make a Change of Recommendation with respect to a Superior Proposal and authorize the Company to enter into any Alterative Acquisition Agreement or (ii) in the case of clause (y) make a Change of Recommendation unless:

(i) the Company has notified Parent in writing that it intends to effect a Change of Recommendation, describing in reasonable detail the reasons for such Change of Recommendation (a “Recommendation Change Notice”) (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Change of Recommendation for purposes of this Agreement), and if such proposed Change of Recommendation relates to an Acquisition Proposal, has provided copies of the most current version of all documents relating to such Acquisition Proposal, and if such proposed Change of Recommendation relates to an Intervening Event, such Recommendation Change Notice specifies the facts and circumstances of such Intervening Event; and

(ii) (x) if requested by Parent, the Company shall have made its Representatives available to discuss and negotiate in good faith with Parent and its Representatives any proposed modifications to the terms and conditions of this Agreement during the three business days following the date on which the Recommendation Change Notice is delivered to Parent and (y) if Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three business day period, the board of directors of the Company shall have determined in good faith after consultation with its financial advisors and outside legal counsel, after considering the terms of such offer by Parent, that the failure to effect a Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and that in the case of a Change of Recommendation with respect to an Acquisition Proposal, such Acquisition Proposal would continue to constitute a Superior Proposal if the changes offered by Parent were given effect, and that in the case of an Intervening Event, the board of directors of the Company still intends to effect a Change of Recommendation if the changes offered by Parent were given effect; provided that in the event the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall notify Parent in writing of such modified Acquisition Proposal and shall again comply with the requirements of this clause (ii).

“Intervening Event” shall mean any change, event or occurrence that is (a) unknown to or by the board of directors of the Company as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the board of directors of the Company as of the date of this Agreement) and (b) becomes known to or by the board of directors of the Company prior to obtaining the Company Requisite Vote.

(e) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders); or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act.

(f) Existing Discussions. The Company agrees that it and its Subsidiaries will, and that it will instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2.

(g) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making the proposal, offer or request and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours), of the status and terms of any such proposals or offers (including any material amendments thereto or any change to the scope or material terms or conditions thereof, and including copies of additional written materials or material modifications thereof) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.3. Proxy Statement.

(a) The Company shall, as promptly as practicable after the date of this Agreement (and in any event on or prior to July 24, 2014), prepare and file a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) with the SEC. The Company agrees that as of the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

6.4. Stockholders Meeting. Subject to fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable (but in any event within 60 days) after the date on which the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement to consider and vote upon the adoption of this Agreement; provided, that the Company shall not postpone, recess or adjourn such meeting except (a) to the extent required by Law, (b) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the board of directors of the Company has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting, or (c) one adjournment for a period of up to 10 days only to solicit additional proxies so as to establish a quorum or to obtain the Company Requisite Vote, with the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Subject to Section 6.2, the board of directors of the Company and any committee thereof shall recommend such adoption and, unless and until there has been a Change of Recommendation, shall include the Company Recommendation in the Proxy Statement and take all reasonable lawful action to solicit such adoption of this Agreement.

Notwithstanding any Change of Recommendation, unless this Agreement is terminated pursuant to Article VIII, this Agreement shall be submitted to the holders of Shares at the Stockholders Meeting for the purpose of adopting this Agreement.

6.5. Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, including Section 6.5(e) below, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event shall make all filings (i) with the FERC, the Delaware Public Service Commission, the District of Columbia Public Service Commission, the New Jersey Board of Public Utilities and the Virginia State Corporation Commission within 60 days of the date hereof and (ii) with the FCC, with the Maryland Public Service Commission and pursuant to the HSR Act by September 3, 2014) all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act and any other applicable antitrust Law; provided, however, that either party may designate information “for outside counsel only” and either party may redact information related to the value of the transaction. Subject to applicable Laws relating to the exchange of information and except as otherwise provided in this

Agreement, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other regarding, and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates and Representatives, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Representatives, from any third party and/or any Governmental Entity with respect to the Merger; provided, however, that either party may designate information or notices or other communications as “for outside counsel only”. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive telephone discussion with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger unless to the extent practicable (i) it consults with the other party in advance and (ii) and to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or substantive telephone discussion.

(d) Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.5, each of the Company (in the case of Sections 6.5(d)(i) and 6.5(d)(iii) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity (including the FERC, the FCC and the State Commissions) with jurisdiction over any Company Approvals or Parent Approvals of non-privileged information and documents requested by any such Governmental Entity that are necessary, proper or advisable to permit consummation of the Merger;

(ii) the prompt use of its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger; and

(iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 6.5(d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement;

provided that nothing herein shall require (and reasonable best efforts shall in no event require) any party or its Subsidiaries to agree to or take any action that would otherwise constitute a Burdensome Condition. A “Burdensome Condition” shall mean any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon Parent, the Company or their respective Subsidiaries (A) in the Regulatory Approvals, or (B) in any Laws enacted for the purpose of imposing terms, conditions, liabilities, obligations, commitments or sanctions in connection with the Merger (any of the foregoing in clause (B) a “Merger Law”), that, individually or in the aggregate, would constitute or be reasonably likely to constitute a Regulatory Failure (as defined below), provided, however, that any such terms, conditions, liabilities, obligations, commitments or sanctions shall not be taken into account in determining whether there has been or is such a Regulatory Failure to the extent they implement the Regulatory Commitments. A “Regulatory Failure” shall mean terms, conditions, liabilities, obligations, commitments or sanctions (giving effect to the value of any negative effects net of their benefits) that in an aggregate amount constitute a material and adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, provided, that, for the purposes of determining the existence of a Regulatory Failure, (i) the Company and its Subsidiaries shall be deemed to have 50% of the assets, liabilities, businesses and results of operations of the Company and its Subsidiaries, taken as a whole, and (ii) any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon Parent and its Subsidiaries shall be deemed to have been imposed on the Company and its Subsidiaries.

(e) Regulatory Commitments. The Company and Parent agree (i) that the applications submitted to FERC and the State Commissions with respect to the Merger shall include the information concerning the Merger, the Company and its Subsidiaries, and Parent required by applicable Laws of the District of Columbia, the States of Delaware, Maryland, and New Jersey, the Commonwealth of Virginia and such other jurisdictions as may be mutually determined by the Company and Parent, as the case may be, (ii) that such applications and any amendments or supplements thereto shall include the Regulatory Commitments to the extent applicable to such jurisdictions and such additional agreements or commitments as the Company and Parent agree are advisable to obtain prompt approval of such applications, and (iii) that neither the Company nor Parent shall agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Merger pursuant to any settlement or otherwise with any State Commissions or any other Person, in the case of any agreement, commitment or condition to which the Company of any of its Subsidiaries is a party or otherwise affecting the Company or any of its Subsidiaries, without the prior written consent of Parent, and in the case of any agreement, commitment or condition to which Parent is a party and affecting the Company or any of its Subsidiaries, without the prior written consent of the Company if such agreement, commitment or condition is effective prior to the Effective Time. Parent further agrees that, subject to obtaining the consent of the Company as required by this Section 6.5(e), it will agree to, or accept, any additional or different agreements, commitments or conditions that do not, individually or in the aggregate, constitute a Burdensome Condition to obtain any governmental approvals necessary to promptly consummate the Merger, including any Parent Approval or the FERC Approval, the State Approvals and the FCC Approval.

(f) Rate Cases. Between the date of this Agreement and the Closing, the Company and its Subsidiaries shall be permitted to continue to diligently pursue the rate cases set forth on Section 6.5(f) of the Company Disclosure Letter (collectively, the “Rate Cases”) consistent with past practice, and to the extent permitted by Law, notify Parent about any material developments, or material communications with the FERC or the applicable State Commission, relating thereto. Except as required by Exhibit B, prior to making any commitments or settlement offers in the Rate Cases, the Company shall (and shall cause its Subsidiaries to) consult with Parent and consider in good faith any suggestions made by Parent in connection therewith. The Company shall not (and shall cause its Subsidiaries not to) settle the Rate Cases without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent that such settlement would result in an outcome for the Company and its Subsidiaries that would be materially adverse to the Company or any of its Subsidiaries, taking into account the requests made by the Company and its Subsidiaries in the proceeding, the resolution of similar recent proceedings by the Company and its Subsidiaries and the reasonable expectations of Parent as of the date hereof for such outcome.

6.6. Access and Reports.

(a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives (including financing sources) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

(b) Financing Cooperation. The Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to provide such cooperation as may be reasonably requested by Parent in connection with the financing of the Transactions, including using reasonable best efforts to (i) provide reasonable assistance with the preparation of any discussions of business, financial statements, pro forma financials, projections, management discussion and analysis, and other customary financial data of the Company and its Subsidiaries, all for use in connection therewith and (ii) direct its independent accountants to provide customary and reasonable assistance to Parent including in connection with providing customary comfort letters. Parent shall reimburse the Company for all reasonable out-of-pocket costs or expenses incurred by the Company and its Subsidiaries in connection with cooperation provided for in this Section 6.6(b) to the extent the information requested of the Company was not otherwise prepared or available in the ordinary course of business. For the avoidance of doubt, Parent hereby expressly acknowledges that its obligations under this Agreement are not subject to the availability of any financing.

6.7. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, and no public release or announcement concerning the Merger or any other transactions contemplated by this Agreement shall be issued or made by any party without the prior consent of the other parties except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (in which case the party required to issue or make such press release or announcement shall give reasonable notice to the other party or parties, including the opportunity to review or comment on such press release or announcement to the extent practicable).

6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending two years after the Effective Time (“Benefit Period”), Parent shall provide, or shall cause to be provided (1) to each employee of the Company and its Subsidiaries (other than any employee who is covered by a collective bargaining or similar agreement between the Company and any labor union) who is employed as of immediately prior to the Effective Time and continues employment with the Company or its Subsidiaries immediately after the Effective Time (each, a “Continuing Employee”), base salary, annual incentive opportunity and long-term incentive compensation opportunities, which are, in each case, no less than those provided by the Company and its Subsidiaries immediately prior to the Effective Time to each such Continuing Employee, (2) to the Continuing Employees, pension and welfare benefits and perquisites (to the extent described in the Company Disclosure Letter) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (3) to the Continuing Employees, severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b) For purposes of vesting, benefit accrual (but not for benefit accrual purposes under any defined benefit pension plan), vacation and sick time credit and eligibility to participate under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (including the Benefit Plans) (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. Parent shall cause any eligible expenses incurred by any

Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year; provided that such amount was taken into account for the same purpose under the similar Benefit Plan for such period and would not result in the duplication of benefits.

(c) Parent hereby acknowledges that a “change in control” or other event with similar import, within the meaning of the Benefit Plans that contain such terms will occur upon the Effective Time. Parent shall, and shall cause the Surviving Corporation and any successor thereto to, honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the Company’s Change in Control Severance Plan and the other Benefit Plans listed on Section 6.9(c) of the Company Disclosure Letter. Parent agrees that it will not (nor cause any other Person or entity to) request that the Company or any Continuing Employee waive or relinquish any compensation or benefit entitlement or right (including any severance entitlement) existing as of the Effective Time.

(d) (i) If the Effective Time occurs during calendar year 2014, at the Effective Time the Company shall pay each participant in the Company’s incentive plans (the “Incentive Plans”) who remains employed through the Effective Time, an annual incentive amount in respect of the 2014 fiscal year, equal to the higher of (A) the target level (at 100% funding) and (B) the actual level of performance achieved as of the Effective Time (with such performance measure pro-rated, if applicable, for the portion of the performance cycle completed at the Effective Time), as determined by the compensation committee of the board of directors of the Company prior to the Effective Time in accordance with the terms of the applicable Incentive Plans and based on performance through the day that is no more than five business days prior to the Effective Time.

(ii) If the Effective Time has not occurred by December 31, 2014 (or December 31, 2015), the Company shall (A) determine the amounts earned under the Incentive Plans in respect of the 2014 fiscal year (or 2015 fiscal year), with performance based on either (x) the target level (at 100% funding) or (y) the actual level of performance for the 2014 fiscal year (or 2015 fiscal year), (B) pay such amounts in respect of the 2014 fiscal year (or 2015 fiscal year) no later than the Closing Date and (C) establish annual incentive award targets, maximums and performance award levels and performance measures for the 2015 fiscal year (or 2016 fiscal year) under the Incentive Plans.

(iii) If the Effective Time occurs during calendar year 2015, the Company shall pay such amounts in respect of the 2015 fiscal year on the Closing Date, with performance determined at the higher of (x) target level (at 100% funding) and (y) the actual level of performance for the 2015 fiscal year achieved as of the Effective Time (with such performance measure pro-rated, if applicable, for the portion of the performance cycle completed at the Effective Time), as determined by the compensation committee of the board of directors of the Company prior to the Effective Time based on performance through the day that is no more than five business days prior to the Effective Time.

(iv) If the Effective Time occurs during calendar year 2016, the Company shall pay such amounts in respect of the 2016 fiscal year on the Closing Date, pro-rated based on the number of calendar days elapsed in the 2016 fiscal year through the Closing Date, with performance determined at the higher of (x) target level (at 100% funding) and (y) the actual level of performance for the 2016 fiscal year achieved as of the Effective Time (with such performance measure pro-rated, if applicable, for the portion of the performance cycle completed at the Effective Time), as determined by the compensation committee of the board of directors of the Company prior to the Effective Time based on performance through the day that is no more than five business days prior to the Effective Time, and Parent shall, and shall cause the Surviving Corporation to, honor and pay incentive award amounts for the remainder of the 2016 fiscal year (with an offset for the pro rata portion previously paid) in accordance with the targets, levels and measures established by the Company prior to the Closing Date and the terms of the applicable Incentive Plans.

(e) After the Effective Time, except as required by Section 304 of the Sarbanes-Oxley Act of 2002, the Company shall have no further rights to seek recovery from employees of amounts paid under the Stock Plans or the Incentive Plans for periods ending on or prior to the Effective Time.

(f) No later than the Effective Time, the Company shall take all actions reasonably necessary to cause each Continuing Employee to become 100% vested in such Continuing Employee’s accounts under each Company 401(k) plan (excluding for the avoidance of doubt any 401(k) plans maintained pursuant to any collective bargaining or similar agreement between the Company and any labor union), effective as of the Closing Date.

(g) With respect to each individual who is employed by the Company or any of its Subsidiaries immediately before the Effective Time whose terms and conditions of employment are governed by a CBA between the Company and any labor union, Parent shall, or shall cause the Surviving Corporation to, continue to honor such CBA, through its expiration, modification or termination in accordance with its terms or applicable Law.

(h) The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan, agreement or arrangement, other than Section 6.9(f), (ii) limit the right of Parent, the Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan, New Plan or other benefit plan, agreement or arrangement following the Effective Time, or (iii) create any third-party beneficiary or other right (including, but not limited to, a right to employment) in any Person, including any current or former employee of the Company or any Subsidiary of the Company, any participant in any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof).

6.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the

Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums paid as of the date hereof by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, certificate of formation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, certificate of formation or bylaws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13. No Transfer or Encumbrance of Nonvoting Preferred Stock. Parent agrees that from the date hereof until the Closing, it shall not sell, pledge, dispose of, grant, transfer or encumber any of the shares of Nonvoting Preferred Stock, and shall not enter into any agreement to do any of the foregoing.

6.14. Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the board of directors of the Company after the date of this Agreement and prior to the Effective Time (“Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense of any Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

6.15. Agreements Concerning Parent and Merger Sub.

(a) During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger.

(b) Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; each of the FERC Approval, the Parent FERC Approval, the State Approvals and the FCC Approval shall have been obtained and be in effect, and any waiting period prescribed by Law with respect to such approvals before the Merger may be consummated shall have expired (the “Regulatory Approvals”).

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 5.1(f)(i) shall be true and correct in all respects as of the Original Execution Date and as of the Closing Date as though made on and as of such time; (ii) the representations and warranties of the Company set forth in the first through fourth sentences of Section 5.1(b) shall be true and correct in all respects as of the Closing Date as though made on and as of such date and time (except for such inaccuracies that are not material), (iii) the representations and warranties of the Company set forth in Section 5.1(c), and Section 5.1(l) shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iv) the representations and warranties of the Company set forth in this Agreement (other than those described in clauses (i), (ii) and (iii) above) shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers contained therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) Regulatory Approvals. The regulatory consents referred to in Section 7.1(b), together with any Merger Laws, shall not, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or sanctions that constitute a Burdensome Condition.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(i) shall be deemed to have been satisfied even if any such representations and warranties of Parent are not so true and correct unless the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, would prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by July 29, 2015 whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”); provided, however, that if on July 29, 2015 (i) the condition set forth in Section 7.1(b) is not satisfied but all of the other conditions to Closing shall have been satisfied or waived (other than Section 7.2(c) or those conditions that by their nature are to be satisfied at the Closing) and the condition set forth in Section 7.1(b) remains capable of being satisfied and (ii) no final and non-appealable order or any Merger Law imposed by any Governmental Entity shall be in effect as of such date of determination that constitutes a Burdensome Condition, then the Termination Date may be extended until October 29, 2015 at the election of Parent or the Company by written notice to the other party (and such date shall then be the “Termination Date”). Notwithstanding the foregoing, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if Parent has the right to terminate this Agreement pursuant to Section 8.4(a);

(b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger shall have become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, either the imposition of such Order or the failure of such Order to be resisted, resolved, lifted or vacated, as applicable.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement (including Section 6.2), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice; (ii) concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal; and (iii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent or (ii) two business days prior to the Termination Date.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) the board of directors of the Company or the Company (i) shall have effected a Change of Recommendation, (ii) shall have delivered a Recommendation Change Notice or (iii) shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) two business days prior to the Termination Date.

8.5. Effect of Termination and Abandonment.

(a) Except as provided in paragraphs (b), (c), (d) and (e) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and Section 9.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) a bona fide Acquisition Proposal shall have been made or any Person shall have made or publicly announced or otherwise communicated to the Company, the board of directors of the Company or any Representatives of the Company an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification (A) no more than 75 days following the date such Acquisition Proposal has been made, with respect to any termination pursuant to Section 8.2(a), and (B) no fewer than five business days prior to, with respect to termination pursuant to Section 8.2(b), the date of the Stockholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a), 8.2(b) or 8.4(b);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall promptly pay Parent the Termination Fee, payable by wire transfer of immediately available funds, (A) in the case of clause (i), immediately prior to or substantially concurrent with the entry by the Company or any of its Subsidiaries into an Alternative Acquisition Agreement with respect to, or upon consummation or approval or recommendation to the Company’s stockholders of, an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof) (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i)) within 12 months of such termination, (B) in the case of clause (ii), in no event later than five days after the date of such termination or (C) in the case of the clause (iii), immediately prior to or concurrently with, but as a condition to, the termination of this Agreement. As used herein, “Termination Fee” shall mean a cash amount equal to (x) $259,000,000 or (y) $293,000,000 plus Parent Expenses if (i) the Company terminates this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement from a Bidding Party, (ii) Parent terminates this Agreement pursuant to Section 8.4(a) and the action by the board of directors of the Company that gave rise to Parent’s termination under Section 8.4(a) was the result of an Acquisition Proposal by a Bidding Party or (iii) the Termination Fee becomes payable in accordance with Section 8.5(b)(i) and a Bidding Party made the Acquisition Proposal referred to in Section 8.5(b)(i) or the Acquisition Proposal referred to in Section 8.5(b)(i)(A). “Bidding Party” means any Person or group of Persons, or any of their respective controlled Affiliates, who has made an Acquisition Proposal on or after April 1, 2014 and prior to the date hereof. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee (together with the Parent Expenses) is paid by the Company pursuant to this Section 8.5(b), the Termination Fee (together with the Parent Expenses) shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(c) If (i) the Company or Parent terminates this Agreement pursuant to Section 8.2(a) or 8.2(c) or (ii) the Company terminates this Agreement pursuant to Section 8.3(b) because of a failure by Parent to comply with its obligations under Section 6.5(d) or Section 6.5(e), and, in each of (i) and (ii), at the time of such termination, any of the conditions set forth in Sections 7.1(b), 7.1(c) or 7.2(c) shall not have been satisfied, and in addition, in the case of a termination under Section 8.2(c), at the time of termination a Governmental Entity shall have enacted such Order with respect to the Regulatory Approvals, and in each of (i) and (ii), at the time of such termination, all other conditions to the Closing set forth in Sections 7.1 and 7.2 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination, or those conditions that have not been satisfied as a result of a breach by Parent) (each of (i) and (ii), a “Regulatory Termination”), then (A) Parent shall pay Company a termination fee equal to the Nonvoting Preferred Stock Purchase Price (the “Parent Termination Fee”) which Parent Termination Fee shall be paid by Parent by means of the Company redeeming, as of the time of such termination, all of the outstanding shares of Nonvoting Preferred Stock for $0.01 per share, and all of the outstanding shares of Nonvoting Preferred Stock will no longer be outstanding as of the time of such redemption, and (B) Parent shall promptly, but in no event later than five days after being notified of such by the Company, pay all of the documented out-of-pocket expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement, up to a maximum amount of $40,000,000, payable by wire transfer of immediately available funds. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Parent Termination Fee (together with the expense reimbursement contemplated by the immediately preceding sentence) is paid by Parent pursuant to this Section 8.5(c), the Parent Termination Fee (together with the expense reimbursement contemplated by the immediately preceding sentence) shall be the Company’s sole and exclusive remedy for monetary damages under this Agreement, unless at the time of such termination Parent is in breach of its obligations under Section 6.5; provided, that the Company is not then in breach of Section 6.5.

(d) In the event this Agreement is terminated by the Company or Parent pursuant to this Article VIII other than pursuant to a Regulatory Termination, the Company will redeem, within five business days of such termination, all of the outstanding shares of Nonvoting Preferred Stock for an aggregate amount equal to the Nonvoting Preferred Stock Purchase Price, payable by the Company to Parent by wire transfer of immediately available funds, and all of the outstanding shares of Nonvoting Preferred Stock will no longer be outstanding as of the time of such redemption.

(e) In the event that this Agreement is terminated either (x) by Parent or the Company pursuant to Section 8.2(b) or (y) in the case of termination of this Agreement of the type contemplated by Section 8.5(b)(i) other than (i) pursuant to Section 8.2(a) and the Parent Termination Fee is payable or (ii) pursuant to Section 8.4(b) and (B) the Termination Fee is not then payable pursuant to Section 8.5(b), the Company shall promptly, but in no event later than five days after being notified of such by Parent, pay all of the documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $40,000,000, payable by wire transfer of immediately available funds (“Parent Expenses”); provided, that the payment by the Company of Parent Expenses pursuant to this Section 8.5(e) shall be credited against any amount that may become payable pursuant to clause (x) of the definition of Termination Fee. The existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.5 shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.5(e). The payment by the Company of Parent Expenses pursuant to this Section 8.5(e) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.5(b) (less a credit in the amount of Parent Expenses, if applicable).

(f) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 8.5(b) or Section 8.5(d), or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amounts set forth in Section 8.5(b) or Section 8.5(d), or any portion thereof, or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the Interest Rate in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of any such rights or any other rights hereunder or under applicable Law. Any consents or waivers given by the Company, Parent or Merger Sub in respect of the Original Merger Agreement shall remain in effect and shall apply mutatis mutandis to this Agreement.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or to the extent such Court does not have jurisdiction, the United States District Court of the District of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that such courts are an inconvenient forum, or that the venue of such courts may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

10 S. Dearborn

Corporate Headquarters, 54th Floor

Chicago, IL 60603

Attention: General Counsel

Email: darryl.bradford@exeloncorp.com

Fax: (312) 394-2368

with a copy to:

Kirkland & Ellis LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005

Attention: George P. Stamas

Fax: (202) 879-5200

Email: george.stamas@kirkland.com

If to the Company:

701 Ninth Street, N.W.

Washington, DC 20068

Attention: Kevin C. Fitzgerald

Email: kcfitzgerald@pepcoholdings.com

Fax: (202) 331-6485

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Joseph B. Frumkin

                Audra D. Cohen

Fax: (212) 558-3588

Email: frumkinj@sullcrom.com

                cohena@sullcrom.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Subscription Agreement, the Confidentiality Agreement, dated March 7, 2014, between Parent and the Company (provided that the Confidentiality Agreement shall not be deemed to prevent Parent from exercising its rights under this Agreement) (as may be amended from time to time, the “Confidentiality Agreement”) and the other agreements entered into in connection with preserving the confidentiality of information, constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party here has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

(d) (i) All references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (ii) the date on which the representations and warranties set forth in Article V are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement and (iii) each reference to “this Agreement” or “herein” in the representations and warranties set forth in Article V shall refer to “the Original Merger Agreement”, in each of cases (i), (ii) and (iii), unless expressly indicated otherwise in this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that, prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the Merger or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PEPCO HOLDINGS, INC.

By:
Name: Joseph M. Rigby
Title: Chairman of the Board, President and Chief Executive Officer

EXELON CORPORATION

By:
Name: Christopher M. Crane
Title: President and Chief Executive Officer

PURPLE ACQUISITION CORP.

By:
Name: Darryl Bradford
Title: President

ANNEX A

DEFINED TERMS

Terms	Section
Acceptable Confidentiality Agreement	6.2(b)
Acquisition Proposal	6.2(c)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(a)(v)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Period	6.9(a)
Benefit Plans	5.1(h)(i)
Bidding Party	8.5(c)
Book Entry Share	4.1(a)
Burdensome Condition	6.5(d)
business day	1.2
Bylaws	2.2
CBA	5.1(o)
Certificate	4.1(a)
Certificate of Merger	1.3
Change of Recommendation	6.2(d)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(c)
Company Disclosure Letter	5.1
Company Material Adverse Effect	5.1(a)
Company Material Contract	5.1(j)(i)
Company PSU	4.3(b)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company RSU	4.3(a)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Continuing Employee	6.9(a)

Contract	5.1(d)(ii)
D&O Insurance	6.11(b)
Demand	4.2(f)
Designated Officer	5.1(h)
DGCL	1.1
Dissenting Stockholders	4.1(a)
Effective Time	1.3
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share, Excluded Shares	4.1(a)
Execution Date	Preamble
Executive Employees	6.1(a)(xvi)
FCC	5.1(d)(i)
FCC Approval	5.1(d)(i)
FERC	5.1(d)(i)
FERC Approval	5.1(d)(i)
GAAP	5.1(e)(iii)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Incentive Plans	6.9(d)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(ii)
Interest Rate	4.3(a)
Intervening Event	6.2(d)
IRS	5.1(h)(ii)
Knowledge	5.1(g)
Laws	5.1(i)
Licenses	5.1(i)
Lien	5.1(b)
Merger	Recitals
Merger Law	6.5(d)
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
NERC	5.1(a)(C)
New Plans	6.9(b)
Nonvoting Preferred Stock	Recitals
Nonvoting Preferred Stock Purchase Price	Recitals

NYSE	5.1(a)(M)
Old Plans	6.9(b)
Order	7.1(c)
Original Execution Date	Preamble
Original Merger Agreement	Preamble
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(e)
Parent FERC Approval	5.2(c)(i)
Parent Termination Fee	8.5(c)
Paying Agent	4.2(a)
Person	4.2(d)
Per Share Merger Consideration	4.1(a)
PJM	5.1(a)(A)
PJM Region	5.1(a)(A)
Proxy Statement	6.3(a)
Rate Cases	6.5(f)
Recommendation Change Notice	6.2(d)
Regulatory Approvals	7.1(b)
Regulatory Commitments	5.1(a)(I)
Regulatory Failure	6.5(d)
Regulatory Termination	8.5(c)
Representatives	6.2(a)
SEC	5.1
Securities Act	5.1(e)(i)
Share, Shares	4.1(a)
Significant Subsidiary	5.1(a)
State Approvals	5.1(d)(i)
State Commissions	5.1(d)(i)
Stockholders Meeting	6.4
Stock Plans	5.1(b)
Subscription Agreement	Recitals
Subsidiary	5.1(a)
Superior Proposal	6.2(c)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax, Taxes	5.1(n)
Tax Return	5.1(n)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Transaction Litigation	6.14

EXHIBIT A

Form of Certificate of Incorporation of the Surviving Corporation

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EXHIBIT B

Regulatory Commitments

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EXHIBIT C

Form of Certificate of Designation for Nonvoting Preferred Stock

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